EXHIBIT 11
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                      (IN THOUSANDS, EXCEPT SHARE AND
                                                                           PER SHARE AMOUNTS)
                                                                 -----------------------------------------
                                                                    1995           1994           1993
                                                                 -----------    -----------    -----------
PRIMARY

Net income applicable to common stock ........................   $    46,651    $    43,017    $    39,827
                                                                 ===========    ===========    ===========
Weighted average number of shares of
  common stock outstanding during the
  year .......................................................    22,417,522     22,394,891     22,350,475
Common stock under stock option grants .......................        13,237         19,940         38,060
                                                                 -----------    -----------    -----------
  Average shares .............................................    22,430,759     22,414,831     22,388,535
                                                                 ===========    ===========    ===========
Primary net income per common share ..........................   $      2.08    $      1.92    $      1.78
                                                                 ===========    ===========    ===========
FULLY DILUTED

Net income applicable to common stock ........................   $    46,651    $    43,017    $    39,827

Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under the "if-converted" method:
  Add loss of deduction from net income for actual
    dividends paid on convertible preferred stock,
    net of tax ...............................................         1,474          1,486          1,497
  Deduct additional cash contribution
    required which is equal to dividends
    on preferred stock less dividends
    paid at the common dividend rate, net
    of tax ...................................................          (176)          (213)          (250)
  Add tax benefit associated with dividends
     paid on allocated common shares .........................           185            114             78
                                                                 -----------    -----------    -----------
Adjusted income applicable to common stock ...................   $    48,134    $    44,404    $    41,152
                                                                 ===========    ===========    ===========
Weighted average number of shares of common
    stock outstanding during the year ........................    22,417,522     22,394,891     22,350,475

Number of equivalent common shares
    attributable to ESOP .....................................     1,416,360      1,427,368      1,437,901

Common stock under stock option grants .......................        15,972         19,940         38,278
                                                                 -----------    -----------    -----------
  Average shares .............................................    23,849,854     23,842,199     23,826,654
                                                                 ===========    ===========    ===========
Fully diluted net income per common share ....................   $      2.01    $      1.86    $      1.73
                                                                 ===========    ===========    ===========